INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

The Board of Directors
Southridge Enterprises Inc.
(An Exploration Stage Company)

We consent to the use in Amendment 4 to the Registration Statement of Southridge Enterprises Inc. on Form SB-2/A (the “Registration Statement”) of our Report of Independent Registered Public Accounting Firm dated September 10, 2004, except as to Note 2, which is as of January 12, 2005 on the consolidated balance sheet of Southridge Enterprises Inc. as at August 31, 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for the period from inception on May 4, 2004 to August 31, 2004.

In addition, we consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ Telford Sadovnick, P.L.L.C.

TELFORD SADOVNICK, P.L.L.C.

CERTIFIED PUBLIC ACCOUNTANTS

Bellingham, Washington

April 21, 2005